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                                                                  Exhibit (b)(2)

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                         Kohlberg Management IV, L.L.C.
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May 8, 2003

Board of Directors
Applied Graphics Technologies, Inc
450 West 33rd Street, 3rd Floor
New York, NY 10001-2681

Attention: Mr. Fred Drasner
           Chairman

Gentlemen:

     Reference is made to the letter agreement dated May 8, 2003 (the "Letter Agreement") provided to you by funds managed by Kohlberg Management IV, LLC regarding the Transaction (as defined herein). This letter evidences the commitment of these funds, Kohlberg Investors IV, L.P., Kohlberg TE Investors IV, L.P., Kohlberg Partners IV, L.P., Kohlberg Offshore Investors IV, L.P., (collectively "Kohlberg IV") to purchase up to $50 million of common stock of Newco (as defined in the Letter Agreement). Kohlberg IV will purchase newly-issued common stock of Newco for cash, using its committed fund of $576 million of equity capital.

     The obligation of Kohlberg IV to purchase common stock issued by Newco is subject to the execution of the Definitive Agreement (as defined in the Letter Agreement) and the satisfaction of the terms and conditions set forth in the Letter Agreement. Kohlberg IV reserves the right to allow other investors to participate in the purchase of common stock of Newco provided that Newco receives not less than $50 million in cash funding, and that Kohlberg IV directly or indirectly has economic and voting control of Newco.

     Please do not hesitate to contact me if you would like to discuss our commitment to the Transaction.

Very truly yours,

KOHLBERG MANAGEMENT IV, L.L.C.

/s/ Christopher Lacovara
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Christopher Lacovara
Authorized Manager


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